EXHIBIT 10.1






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                      SECURITY DEVICES INTERNATIONAL, INC.
                                ROYALTY AGREEMENT


    1. In consideration for services provided, Security Devices International, Inc. (the "Company") agrees to pay Nathan Blaunstein a royalty equal to 3.5% of:

      a. all amounts received by the Company (net of sales taxes, shipping and handling costs, custom duties and similar costs) from the sale of any product (the "Product") incorporating the technology described in provisional patents 60/698,009 and 60/698,010.

      b. all amount received by the Company from licensing the Product.

      Any amounts refunded by the Company to buyers will be deducted from amounts received by the Company during the quarter when the refund was made.

      2. The Company will provide Blaunstein with written quarterly reports, for each calendar quarter ending March 31, June 30, September 30, and December 31, showing for the preceeding quarter, the amount received from the Company from the sale and/or licensing of the Product. Each quarterly report will be due within 30 days from the end of such quarter and shall be accompanied by the payment of any royalty due for such quarter.

      3. The Company agrees to keep full and accurate books of account showing the amount received by the Company from the sale and/or licensing of the Product and the Company shall furnish annual financial statements to Blaunstein. Blaunstein shall have and is hereby given the right of access to such records maintained by the Company for the purpose of verifying the written reports received from the Company, such access to be during reasonable business hours and upon advance notice, provided however, that such access shall be limited to no more than four accountings per calendar year.

      4. This Agreement, and any obligation of the Company to pay any royalties to Blaunstein, will continue indefinitely, or at such time Blaunstein and the Company renegotiate other terms duly approved by Blaunstein and the Company.

   5. This Agreement will be governed by and construed in accordance with the laws of Ontario, Canada without giving effect to any rules concerning conflicts of law. All disputes arising out of or in connection with this Agreement, or with respect to any legal relationship associated with or derived from this Agreement, shall be arbitrated and finally resolved, pursuant to the Simplified Arbitration Rules of the ADR Institute of Canada, Inc. The place of arbitration shall be Toronto, Canada.

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AGREED TO AND ACCEPTED:

                                    SECURITY DEVICES INTERNATIONAL INC.


Date: 02-03-06                      By: /s/ Sheldon Kales
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                                        Sheldon Kales, President





Date: 02-03-06                      By: /s/ Nathan Blaunstein
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                                        Nathan Blaunstein






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